EXHIBIT 14.1
Code of
Conduct
2008
Originally adopted: May 3, 2006
Restated: February 19, 2008
The following policies and procedures constitute the Sucampo Code of Conduct (the “Code”) which is applicable to all employees of Sucampo Pharmaceuticals, Inc. and its subsidiaries (collectively, “Sucampo” or the “Company”). It is Sucampo’s intent that this Code guide each employee in the pursuit of Sucampo’s business operations in accordance with applicable laws and in highest regard for ethical standards.

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Introduction	3
Conflicts of Interest	3
Competing Against Sucampo	4
Supplier Affiliations	4
Publicly Traded Securities	4
Closely Held Organizations	4
Someone Close To You Working in the Industry	4
Political and Community Service	4
Confidential Information	5
Privacy of Personal Data	5
Personal Data	5
Employee Privacy	6
Gifts, Entertainment and Gratuities	6
Accuracy and Integrity of Books and Records	6
Concerns Regarding Accounting or Auditing Matters	7
Dealings with Independent Auditors	7
Compliance With Laws and Regulations	7
General	7
Antitrust and Competition Laws	8
Foreign Corrupt Practices Act	8
Food and Drug Laws	9
Truth in Advertising	9
Copyrightable Material	9
Boycotts and Export Controls	9
Software	9
Environmental Laws	10
Safety and Health	10
External Business Relationships	10
Fairness in the Field	10
Disparagement	10
External Communications	10
Supplier Relationships	10
Harassment/Equal Employment Opportunity Laws	11
Use of Company Assets	11
Sucampo’s Work Environment	11
Personal Conduct	11
Offensive Behavior	11
Violent Behavior and Weapons	12
Drugs and Alcohol	12
Insider Trading and Securities	12
Anti-money Laundering	12
Exceptions to the Code	12
Investigation of Violations	12
Certification	13
Reporting Suspected Violations	13
Dissemination and Amendment	14

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Code of Conduct
Introduction
This Code of Conduct addresses issues regarding ethical business standards as well as compliance with laws and regulations pertaining to Sucampo’s business operations and products. Sucampo expects each employee to abide by this Code. Failure to abide by this Code may expose Sucampo, its management and/or you to criminal or civil liability. Keep in mind that the appearance of impropriety may be as much of an exposure as actual impropriety. In other words, you may be judged by what you appear to do as well as what you actually do. Consequently, Sucampo requires you to avoid any actions that create even the appearance of a violation of law, a violation of this Code or unethical business activity in general.
Sucampo’s overall success depends on adherence to this Code as much as to its business and scientific advances. At no time will any Sucampo business or scientific interest justify a violation of this Code.
This Code applies to:
•	All Sucampo Employees World-wide

•	Third parties acting on behalf of Sucampo

•	Contractors working for Sucampo

•	Friends and family members of Sucampo employees who have special knowledge of Sucampo business dealings through their relationship with the Sucampo employee
Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.
In addition to the provisions of this Code, all employees are expected at all times to comply with all applicable laws, statutes and regulations and to conduct themselves according to the highest ethical standards.
If you have any questions regarding this Code, please speak with your manager, another manager, or the Legal Department.
General Provisions
Conflicts of Interest
A conflict of interest may arise if you engage in any activity or advance any personal interests at the expense of Sucampo’s interests. You are expected to avoid situations in which you could be, or appear to be, unduly influenced by factors which may prevent you from acting in the best interests of Sucampo. You may not personally take advantage of opportunities that are discovered through the use of Sucampo property, information or your position with Sucampo that would otherwise benefit Sucampo. Accordingly, you are required to review your specific situation with your manager or the Audit Committee to assess the nature and extent of any concern and how it can be resolved.

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          Competing Against Sucampo
No employee, officer or director shall perform services as a consultant, employee, officer, director, advisor or in any other capacity for, or have a financial interest in, a direct competitor of the Company, other than services performed at the request of the Company and other than a financial interest representing less than one percent (1%) of the outstanding shares of a publicly-held company
          Supplier Affiliations
No employee, officer or director shall use his or her position with the Company to influence a transaction with a supplier or customer in which such person has any personal interest, other than a financial interest representing less than one percent (1%) of the outstanding shares of a publicly-held company.
          Publicly Traded Securities
You should not hold a financial interest in a publicly traded company if the combination of your job, the amount of your investment, and the particular company in which you invested when viewed objectively by another person, could appear to influence your actions as a Sucampo employee.
In the case of a supplier, if you are involved in deciding whether Sucampo does business with that supplier, you shall not have any financial interest greater than one percent (1%) of the outstanding shares of a publicly –held company. These guidelines cannot be avoided by acting indirectly through another person or organization.
          Closely Held Organizations
Investments in closely held organizations (typically, closely held corporations, partnerships or sole proprietorships) are more likely to cause concern because the ties between closely held organizations and their investors tend to be more significant and extensive than those between other organizations and their investors. For example, there are generally relatively few investors or owners of such companies, giving each a greater stake in its ownership and a higher likelihood of participating in the company’s day-to-day operations.
For these reasons, you shall not make any investment in a closely held organization that is a competitor, supplier, distributor or organization that re-markets Sucampo products or services. Exceptions must be specifically pre-approved by the Audit Committee. The Corporate Governance Committee of the Board of Directors must approve any exception for a Section 16 Officer.
          Someone Close To You Working in the Industry
If your spouse, another member of your immediate family, or someone else you are close to works for Sucampo, or works for or is a competitor or supplier of Sucampo, the closeness of the relationship might lead you to inadvertently compromise Sucampo’s interests or create an appearance of a conflict of interest. An employee of Sucampo should not work in a position in which their manager, or another manager in the same reporting chain, is either a close relative or someone with whom they have a consensual relationship. Accordingly, you are required to review your specific situation with the Audit Committee to assess the nature and extent of any concern and how it can be resolved.
          Political and Community Service
Sucampo encourages you to be active in the civic life of your community. However, such service may, at times, place you in a situation that poses a conflict of interest with Sucampo. Depending on your position in Sucampo and whether you stand to gain personally, the situation may require you to abstain from certain decisions. Regardless of whether you abstain, you should make it clear that you are a Sucampo employee to avoid any charge of trying to conceal your association with Sucampo.

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Except as permitted by law, and then only when approved by the Chief Executive Officer, Sucampo will not make contributions or provide any other form of support to a political party, committee or candidate.
You will not be paid by Sucampo for time spent running for public office, serving as an elected official or campaigning for a political candidate, unless required by law. You may, however, take reasonable time off without pay for such activities, if your Sucampo duties permit the time off and your manager approves it. You also may use vacation time for political activity. When you participate in community activities or speak publicly regarding community or political issues, make sure that you do so as an individual. Do not speak or act on Sucampo’s behalf unless specifically authorized to do so by a member of Executive Management. Nothing in this section is intended to interfere with your right to be involved in the political process on your own time and with your own resources. You are, however, strictly prohibited from working on personal political activities during Company time and from using Company assets for such activities at any time.
Confidential Information
Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.
Third parties may ask you for information concerning the Company. Except when disclosure is authorized by a supervisor or legally mandated, employees, officers and directors (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company’s authorized spokespersons. The Company’s policies with respect to public disclosure of internal matters are described more fully in the Company’s Disclosure Policy, which is available on the Company’s Intranet.
You also must abide by any lawful obligations that you have to your former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.
Privacy of Personal Data
Sucampo is committed to following responsible personal data management and protection practices and complying with all applicable laws concerning the protection of personal data. Protecting personal data is a cornerstone of Sucampo’s core values and all Sucampo employees, contractors and vendors are required to comply with the laws of the jurisdiction in which they operate and follow Sucampo’s privacy policies and data protection practices.
          Personal Data
Personal data is information about an individual that can be used to identify that individual. Personal information includes, but is not limited to, an individual’s name, address, Social Security number, telephone and fax number, e-mail address, and driver’s license number. In the course of its business operations, Sucampo collects, maintains, and uses personal data of employees,

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healthcare providers, patients, research subjects, consumers, vendors, and contractors. In all instances, Sucampo has the responsibility of safeguarding the privacy of personal data.
          Employee Privacy
The only personal data, including medical and benefit information, that Sucampo collects or maintains from its employees is that which is necessary for employment-related business purposes. Computers, communications equipment, telephones, offices, workspaces, desks, etc., and information or documents (whether paper or electronic) created or stored on or in them, are the property of Sucampo. As a result, you should not expect any such items to be private. Except for small items of a personal nature (such as pictures and memorabilia), personal items, files, voice mail, e-mail, etc., that you consider private should not be kept in or on Sucampo’s computers, offices, workspaces, desks, credenzas or file cabinets. Sucampo has the right, but not the obligation, to conduct periodic reviews and audits of such information and equipment to ensure that Sucampo assets are being properly used and that employees are complying with Sucampo’s policies, procedures and applicable laws and regulations.
Gifts, Entertainment and Gratuities
The use of Company funds or assets for gifts, gratuities or other favors to employees is prohibited, except to the extent such gifts are in compliance with applicable law, insignificant in amount and not given in consideration or expectation of any action by the recipient. The use of Company funds or assets for gifts, gratuities or other favors to government officials is strictly prohibited.
Employees, officers and directors must not accept, or permit any member of his or her immediate family to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with the Company, other than items of insignificant value. Any gifts that are not of insignificant value should be returned immediately and reported to your supervisor. If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company, in its sole discretion, believes appropriate.
Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company. Employees, officers and directors should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest and intended to serve legitimate business goals.
Bribes and kickbacks are criminal acts, strictly prohibited by law. In addition, there are special rules in the healthcare industry regulating gifts and entertainment. For example, the federal Anti-Kickback Statute makes it a criminal act to offer anything of value with the intent to induce the purchase of a healthcare product paid for by a government program (such as Medicare and Medicaid) or in return for recommending the purchase of an item such as a certain drug paid for by a government program. In order to avoid a violation of this law and to avoid the appearance of impropriety, you shall not seek, accept, offer, promise or give any payments, fees, loans, services, gifts, property or any other item of value, from or to any person or firm as a condition or result of doing business with Sucampo anywhere in the world. In addition, it is Sucampo’s policy that any gifts or payments to healthcare professionals comply with the American Medical Association’s guidelines on “Gifts to Physicians from Industry” (the “AMA Guidelines”).
Accuracy and Integrity of Books and Records
Employees, officers and directors must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations.
All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record.

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The financial statements of the Company shall conform to generally accepted accounting rules and the Company’s accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.
It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.
          Concerns Regarding Accounting or Auditing Matters
Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially, and anonymously if they wish, submit such concerns or complaints in writing to the Company’s Chief Executive Officer at the Company’s corporate headquarters [or may use the toll-free telephone number (1-800-826-6762). See “Reporting and Compliance Procedures.” All such concerns and complaints will be forwarded to the Chairman of the Audit Committee of the Board of Directors,. In any event, a record of all complaints and concerns received by the Company will be provided to the Audit Committee each fiscal quarter. Any such concerns or complaints may also be communicated, confidentially and, if you desire, anonymously, directly to the Chairman of the Audit Committee of the Board of Directors.
The Company’s Chief Executive Officer and the Chairman of the Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.
The Company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern, unless it is determined that the employee made the report with knowledge that it was false.
          Dealings with Independent Auditors
No employee, officer or director shall, directly or indirectly, make or cause to be made a materially false or misleading statement to an accountant in connection with (or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading to, an accountant in connection with) any audit, review or examination of the Company’s financial statements or the preparation or filing of any document or report with the SEC. No employee, officer or director shall, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the Company’s financial statements.
Compliance With Laws and Regulations
          General
It is Sucampo’s policy to comply with all laws, rules and regulations. The Company requires that all employees, officers and directors comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.
Sucampo is organized and governed primarily by U.S. laws, rules and regulations; however, Sucampo operates through subsidiaries, branches and other legal entities in countries outside the U.S. and is subject to the laws, rules and regulations of those countries and jurisdictions as well.

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Where there is a conflict between U.S. law and the laws of another country, the issue is to be resolved by management with the concurrence of Sucampo’s Legal Department.
All investigations by governmental authorities, other than tax matters, are to be managed by Sucampo’s Legal Department. Tax matters are to be managed by the Chief Financial Officer. You are required to contact Sucampo’s Legal Department or the Chief Financial Officer as soon as possible regarding an inquiry from any governmental authorities or from other parties who have filed, or expressed their intention to file, a lawsuit involving Sucampo.
          Antitrust and Competition Laws
The purpose of competition laws (also known as antitrust, monopoly, fair trade or cartel laws) is to preserve and foster fair and honest competition within a competitive market system. Under these laws, Sucampo may not enter into agreements with other companies (whether formal or informal) that unreasonably restrict the functioning of the competitive system.
Examples include agreements or communications between Sucampo and:
•	a competitor to charge the same price for a product or to divide or allocate markets or customers;

•	a supplier which limits or controls the supplier’s production or prohibits the supplier from selling to a Sucampo competitor; or

•	a distributor which prohibits the distributor from handling competitive products.
These and other agreements that could limit competition are highly questionable, if not illegal, and must be reviewed with Sucampo’s Legal Department. A formal agreement with a competitor need not exist to violate these laws. A general discussion followed by common action can be enough to show an implied agreement. In an investigation, every communication, written or oral, is subject to extreme scrutiny. You must not engage in any communication with a competitor that could result in price-fixing, bidrigging (including complementary bidding), allocation of customers or markets, boycotts or production limits to restrain trade.
To ensure that Sucampo complies with these laws, all contracts, arrangements and questionable situations should be reviewed by Sucampo’s Legal Department, except for standard contracts and practices already approved by Sucampo’s Legal Department (such as standard sales and purchasing agreements and practices).
Sucampo employees are strictly forbidden from discussing prices, pricing policies, sales terms, inventory levels, business or marketing plans or any other confidential matters concerning the Company’s business, customers, or competitive activities with an employee or other representative of a competitor. If a competitor raises any of these issues, no matter how casually, you are required to:
•	stop the conversation immediately;

•	explain that it is against Company policy to discuss such matters; and if necessary

•	leave the meeting or gathering.
All incidents of this nature should be promptly reported to the Legal Department.
          Foreign Corrupt Practices Act
The Foreign Corrupt Practices Act (the “FCPA”) applies to U.S. individuals and companies, including their controlled international subsidiaries.
The FCPA has two basic components: (i) anti-bribery provisions and (ii) accounting and recordkeeping provisions. Sucampo policy strictly prohibits any officer, director, employee, agent or stockholder acting on behalf of Sucampo from making any payment or engaging in any transaction which is prohibited by the FCPA.
The anti-bribery provisions prohibit payment of a bribe to a foreign official. The FCPA defines a bribe as anything of value given or offered to a foreign official in order to influence an act or

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decision to obtain, retain or direct business or to secure any improper advantage. “Anything of value” is not limited to cash.
Foreign officials include: (i) a non-U.S. official or non-U.S. political party, party official or candidate for political office; (ii) an employee of a government-owned company, such as a national utility company; and (iii) an officer or employee of a public international organization, such as a United Nations agency.
          Food and Drug Laws
All employees shall comply, with all applicable laws and regulations, and all Company policies, procedures, rules and practices governing the research, development, manufacture, marketing and promotion and distribution of all of Sucampo products. For further information with regard to Sucampo’s policies regarding food and drug laws, please review Sucampo’s Compliance Guidelines and Standard Operating Procedures (SOPs).
          Truth in Advertising
It is Sucampo’s policy to avoid any misstatement of fact or misleading impression in any of its advertising, literature, exhibits or other public statements. All statements made in support of our products should be true statements that can be supported to the satisfaction of a reasonable person. In addition, any omission of fact, wrongful emphasis or use of illustrative material that would tend to mislead a reader, listener or viewer is to be avoided. No claim, comparison or other statement of fact should be included in a message without having sufficient evidence to support it. It is the joint responsibility of the representative preparing the message and the person in the business area responsible for the product or service involved to ensure that all facts are true and properly supported.
          Copyrightable Material
In most cases, the copyrights in employee-generated works of authorship, such as manuals and computer programs, are automatically owned by Sucampo through operation of law. In other cases, title to the copyrights is given to Sucampo by contractual provisions. Sucampo’s policy is to limit the reproduction or distribution of copyrighted material within Sucampo to only that material for which the copyright is owned by or appropriately licensed to Sucampo. To ensure that material not owned by Sucampo is appropriately licensed, Sucampo may request a license from the owner of such material before permitting the material to be placed into or on any Sucampo owned distribution channel, including any corporate e-mail system. If there is a question of ownership, you should consult your manager before you distribute material through any distribution channel.
          Boycotts and Export Controls
Sucampo’s and its non-U.S. subsidiaries’ ability to sell products and services in certain countries is restricted by U.S. and other laws and regulations. In addition, Sucampo is prohibited from participating in boycotts against other countries which are considered friends of the U.S. U.S. law requires that Sucampo report the receipt of any boycott requests to the U.S. Government. If you become aware of any such request, or if there is any question as to whether a proposed transaction may violate these regulations, you should consult with the Legal Department.
          Software
Most software products purchased by Sucampo are regulated by some form of licensing agreement which describes the terms, conditions and allowed uses of the software. Sucampo respects copyright laws and observes the terms and conditions of all license agreements. You may not install any software on Sucampo computers or equipment unless Sucampo holds a license agreement for the software. In addition, you may not install Sucampo licensed software on non-Sucampo computer systems, unless the terms of Sucampo’s license agreement allows such usage. You may not download or otherwise copy any part of a software program for any reason, including development work, unless Sucampo has obtained the rights to do so. Sucampo IT must approve the installation and/or use of such software in writing.

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          Environmental Laws
Sucampo and all of its employees are responsible for complying with all applicable environmental laws, rules and regulations and any policies, procedures, rules and practices promulgated by the Company.
          Safety and Health
Sucampo is committed to providing you with a safe and healthy work environment. Employees are required to comply with all Company policies, procedures, rules and practices with respect to safety and health, as well as all applicable occupational health and safety laws and regulations.
External Business Relationships
          Fairness in the Field
If you work in a sales or marketing activity, Sucampo expects you to compete vigorously and effectively, but most of all, fairly. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or other unfair-dealing practices.
          Disparagement
It is Sucampo’s policy to sell our products on their merits, not by disparaging competitors or their products. False or misleading statements and innuendoes are improper. You should not make comparisons that unfairly cast the competitor in a bad light. In short, in all your business dealings you should stress the advantages of Sucampo products and be sure that all comparisons are fair and accurate.
          External Communications
Sucampo releases information to the public about its financial performance and its position on significant issues and strategies through the executive management team. Individual employees may not communicate any information related to the Company’s performance or business activities that has not yet been made public through an official Sucampo release.
All inquiries from the media, should be directed to the IR Director . In non-U.S. locations, all communication with the media is to be limited to local senior management or designated public relations representatives. Regardless of location, any inquiries of a potentially negative nature should be directed to the IR Director.
All inquiries from security analysts should be directed to the Chief Financial Officer. Inquiries from outside attorneys, regulators or government agencies should be directed to Sucampo’s Legal Department or, in the case of tax matters, to the Chief Financial Officer.
          Supplier Relationships
You must treat all suppliers fairly. It is essential that suppliers competing for Sucampo’s business have confidence in the integrity of our selection process. In deciding among competing suppliers, you should weigh all the facts impartially. Whether or not you are in a position to influence decisions involving the evaluation or selection of suppliers, you must not exert or attempt to exert influence to obtain special treatment on behalf of a particular supplier. Suppliers are to be selected in line with Sucampo’s sourcing strategy and on the basis of a supplier’s ability to satisfy Sucampo’s requirements, which include quality, price, continuity of supply, capacity, reliability and technology. To prevent any perception of unfairness, former employees will generally not be allowed to act as a supplier or supplier’s representative for a period of one year after such person’s employment with Sucampo has ended.

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Harassment/Equal Employment Opportunity Laws
Sucampo strives to provide all employees with a healthy, safe and productive work environment. Harassment or discrimination based on race, color, religion, gender, sexual orientation, gender identity, age, national origin, disability, veteran’s status or other unlawful factors has no place at Sucampo or at any Sucampo activity. This includes, but is not limited to, sales calls, trade shows, off-site meetings, training events, team-building activities, Sucampo social functions and customer or supplier entertainment activities or events. If you believe you have been the victim of such conduct at Sucampo, or have witnessed it occurring, you are required to report it as soon as possible to your manager, another manager, the Human Resources Department or the Legal Department. All complaints of such conduct will be investigated promptly and dealt with appropriately. As a Sucampo employee you have a responsibility to participate and cooperate openly and honestly in any internal investigation of misconduct or wrongdoing. Sucampo will not retaliate against an employee for reporting such conduct, and you will not be subject to disciplinary action as long as you have not engaged in any improper activity.
Use of Company Assets
You shall not perform non-Sucampo work or solicit non-Sucampo business on Sucampo premises or while working on Sucampo time. Also, you are not permitted to use Sucampo equipment, systems, telephones, materials, resources or proprietary information for any non-Sucampo business, with the exception of very limited and reasonable use of telephones, computer systems (including e-mail and internet) and copiers for personal matters. In no case are you allowed to access, store or communicate anything inappropriate for a professional business environment including, but not limited to, information items or internet sites of a harassing, discriminatory, illegal or sexually explicit nature or sites that involve gambling or that otherwise violate Sucampo policy. In addition, downloading of software for personal use is not permitted. Sucampo must hold a license agreement for any software installed on a Sucampo PC and the installation and/or use of such software must be approved by Sucampo Information Technology (IT).
You should protect company assets and their efficient use. Theft, carelessness and waste have a direct impact on Sucampo’s profitability and should be prevented. All Sucampo assets should be used for legitimate business purposes.
Each of us is personally responsible for protecting Sucampo assets entrusted to us and for protecting Sucampo assets in general. You should be alert to any situations or incidents that could lead to the loss, misuse or theft of Sucampo assets. You should immediately report all such situations to your manager or, if you are uncomfortable doing so, through the Hotline or Website as set forth in the section, Reporting Suspected Violations, below. Managers are responsible for contacting the Director of Internal Audit as soon as they have knowledge of a loss, misuse or theft of Sucampo assets.
Sucampo’s Work Environment
          Personal Conduct
Sucampo’s reputation for maintaining the highest standards of business conduct rests on your daily actions. Each employee is responsible for acting in the best interests of Sucampo and for conducting him or herself in accordance with this Code while engaging in any Sucampo activity. This includes, but is not limited to, sales calls, trade shows, off-site meetings and training events, team-building activities, Sucampo social functions and customer or supplier entertainment activities or events.
          Offensive Behavior
Offensive language; racial, ethnic or religious slurs; or other remarks, jokes or conduct which encourage or permit an offensive work environment or diminish the worth of another person are not acceptable. This is true even if others do not seem to object.

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          Violent Behavior and Weapons
Violent behavior, or the threat of violent behavior, even if made in jest, is not acceptable conduct. Weapons shall not be in your possession while on Sucampo premises or when engaged in any activity for Sucampo.
          Drugs and Alcohol
The use, possession, manufacture, distribution or sale of drugs or other controlled substances (except where use is authorized by appropriate medical personnel to treat a bona-fide medical condition of the person possessing them) or alcohol (except where approved by Executive Management) is prohibited on Sucampo property. Under no circumstance should you be on Sucampo property, in any Sucampo work environment or engaged in any activity for Sucampo if you are under the influence of, or affected by, such drugs, controlled substances or alcohol.
Insider Trading and Securities
Employees, officers and directors who have material non-public information about the Company or other companies, including our suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy. This policy governs your right to purchase, sell, pledge or donate any securities of the Company or any other company that you are familiar with by virtue of your relationship with the Company. A copy of this policy is available on the Company’s Intranet. If you have any questions about whether you may purchase, sell, pledge or donate a security under this policy, you should consult with the Chief Financial Officer before making any such purchase, sale, pledge or donation.
Anti-money Laundering
The U.S. anti-money laundering laws prohibit engaging in a financial transaction if the person knows that the funds involved in the transaction were derived from illegal activities. If you believe that the other party to a business transaction is engaged in any illegal activity or is using proceeds derived from an illegal activity, you should obtain approval from the Audit Committee prior to entering into the transaction.
Exceptions to the Code
While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be appropriate. Any employee or officer who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the Chief Executive Officer must be obtained. The Chief Executive Officer shall be responsible for maintaining a record of all requests for exceptions to any of these policies and the disposition of such requests.
Any executive officer or director who seeks an exception to any of these policies should contact the Chief Executive Officer. Any waiver of this Code for executive officers or directors or any change to this Code that applies to executive officers or directors may be made only by the Board of Directors of the Company and will be disclosed as required by law or stock market regulation.
Investigation of Violations
All reported violations of the Code will be promptly evaluated by the Chairman of the Audit Committee and the Chief Executive Officer to determine if a formal investigation is required and will be treated confidentially to the extent practicable. The Audit Committee will participate in all investigations by Sucampo of violations of this Code, with support from other appropriate

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functional areas. You are expected to fully cooperate in an investigation of an alleged violation of this Code. If the result of the investigation indicates that corrective action is required, Sucampo will decide what steps it should take to rectify the problem and avoid the likelihood of its recurrence. Such steps could include, but would not necessarily be limited to, training and disciplinary action.
Certification
Sucampo may require you to sign a certification form confirming that you have received and read the Code, understand it and are complying with it. The Company may also require certain supervisory personnel to complete an annual questionnaire regarding their knowledge of any potential violations of this Code.
Reporting Suspected Violations
Every employee, officer and director has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to his or her supervisor or to the Chief Executive Officer, as described below. You may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee who reports such conduct, unless it is determined that the employee made the report with knowledge that it was false, or who cooperates in any investigation or inquiry regarding such conduct. Any supervisor who receives a report of a violation of this Code must immediately inform the Chief Executive Officer.
You may report violations of this Code, on a confidential or anonymous basis, by contacting the Company’s Chief Executive Officer by fax, mail or e-mail at: Sucampo Pharmaceuticals, Inc., 4520 East West Highway, Suite 300, Bethesda, Maryland 20814, telephone: (301) 961-3400. In addition, the Company has established a toll-free telephone number (1-800-826-6762)]where you can leave a recorded message about any violation or suspected violation of this Code (the “Hotline”) and an internet site (www.nhsonlinereporting.com, Company ID: SUP) where you can submit information about any violation or suspected violation of this Code (the “Website”). While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may leave messages anonymously if you wish.
If the Chief Executive Officer receives information regarding an alleged violation of this Code, he or she will notify the Chairman of the Audit Committee, and they shall, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an executive officer or a director, inform the Board of Directors of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Chief Executive Officer for action, or if the alleged violation involves an executive officer or a director, report the results of any such inquiry or investigation to the Board of Directors or a committee thereof. Employees, officers and directors are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.
The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this Code. In the event that the alleged violation involves an executive officer , the Chief Executive Officer and the Chairman of the Audit Committee shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer. In the event that the alleged violation involves a Board director, the Board of Directors shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such director.

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Dissemination and Amendment
This Code shall be distributed to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company and shall also be distributed annually to each employee, officer and director of the Company, and each employee, officer and director shall certify that he or she has received, read and understood the Code and has complied with its terms.
The Company reserves the right to amend, alter or terminate this Code at any time for any reason. The most current version of this Code can be found on the Company’s Intranet.
This document is not an employment contract between the Company and any of its employees, officers or directors.

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Code of Conduct Certification
I,                      do hereby certify that:
1.	I have received and carefully read the Code of Conduct of Sucampo Pharmaceuticals, Inc.

2.	I understand the Code of Conduct.

3.	I have complied and will continue to comply with the terms of the Code of Conduct.

Date:
(Signature)
EACH EMPLOYEE, OFFICER AND DIRECTOR IS REQUIRED TO SIGN, DATE, AND RETURN THIS CERTIFICATION TO HUMAN RESOURCES DEPARTMENT WITHIN TEN (10) DAYS OF ISSUANCE. FAILURE TO DO SO MAY RESULT IN DISCIPLINARY ACTION.

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